EXHIBIT 8
[LETTERHEAD OF BRADLEY ARANT ROSE & WHITE LLP]
June 29, 2007
CapitalSouth Bancorp
2340 Woodcrest Place
Birmingham, AL 35209
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-4, as amended (the “Registration Statement”) of CapitalSouth Bancorp, a Delaware corporation (“CapitalSouth”), relating to the proposed merger of Monticello Bancshares, Inc., a Florida corporation, with and into CapitalSouth, with CapitalSouth surviving the merger.
     We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER–Material Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal tax law, is accurate in all material respects.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Yours very truly,
/s/ Bradley Arant Rose & White LLP